Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sterling Infrastructure, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Sterling Infrastructure, Inc. on Forms S-3 (File No. 333-238001, effective May 15, 2020 and File No. 333-218278, effective June 21, 2017) and on Forms S-8 (File No. 333-255781, effective May 5, 2021, File No. 333-231295, effective May 8, 2019, and File No. 333-224735, effective May 8, 2018).

/s/ GRANT THORNTON LLP

Houston, Texas
February 28, 2023